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Exhibit 5.1

                       [Muenz & Meritz, P.C. letterhead]

                                January 13, 1997

Board of Directors
Lunn Industries, Inc.
1 Garvies Point Road
Glen Cove, New York 11542

Gentlemen:

You have requested our opinion, as counsel for Lunn Industries, Inc., a Delaware corporation (the "Company"), in connection with the registration statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), being filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to the registration of 1.5 million shares (the "Registered Shares") of common stock (the "Offering"), par value $.01 (the "Common Stock") that have been or will be issued under the Lunn Industries, Inc. 1994 Stock Incentive Plan.

We have examined such records and documents and made such examinations of law as we have deemed relevant in connection with this opinion. It is our opinion that when there has been compliance with the Act, the Registered Shares, when issued, delivered, and paid for, will be fully paid, validly issued and nonassessable.

No opinion is expressed herein as to any laws other than the laws of the State of New York, of the United States of America and the corporate laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Respectfully yours,

                                                     Muenz & Meritz, P.C.

                                                     By: /s/ Lawrence A. Muenz
                                                         ---------------------
                                                             Lawrence A. Muenz

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